EXHIBIT 99.1

1606 Corp. Signs Agreement to Acquire Data-Center-Ready Property with Captive Power on 132 Acres

Phoenix, Arizona - March 17th, 2026 — 1606 Corp. (OTC: CBDW) announced that it has executed a Purchase and Sale Agreement to acquire a 132-acre property in Lufkin, Texas that includes an existing power generation facility and infrastructure suitable for large-scale data center development.

The property includes approximately 132 acres of land along with improvements, equipment, and associated development rights, making it well positioned for the deployment of data center infrastructure supported by on-site power generation. The property also includes a 50,000-square-foot warehouse designed to support rapid deployment of data center infrastructure, making the site immediately attractive to potential data center operators.

Under the terms of the agreement, the total purchase price for the property is approximately $11.2 million, consisting of $7 million in cash payable at closing and the Company's assumption of an existing mechanic's and materialman's lien in the amount of approximately $4.2 million.

1606 Corp. has executed the agreement and has made a substantial nonrefundable earnest money deposit in connection with the transaction as the company advances toward closing. Management believes the site’s combination of acreage, infrastructure, and power availability makes it attractive for potential partnerships with data center operators and well suited for high-density computing and data center development.

“This acquisition represents an important step in our strategy to secure power-backed infrastructure suitable for next-generation data center deployment,” said Austen Lambrecht, CEO of 1606 Corp. “Properties with large acreage and existing power infrastructure are increasingly difficult to secure. We believe this asset provides a strong foundation for future development and strategic partnerships.”

The site includes land, improvements, equipment, permits, and associated development rights tied to the property, which the Company believes creates a unique platform for power-intensive applications such as data centers and digital infrastructure.

The transaction is expected to close April 15th following completion of customary closing conditions and due diligence.

The Company is in discussions with Sim Agro Inc. regarding a potential business combination. As previously disclosed, Sim Agro is a privately held power-plant operations company with experience in energy generation projects. No definitive agreement has been executed.

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About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in AI. Our team includes industry experts with over 50 years of experience in the technology sector. Director Gowri Shankar is an experienced executive who has grown companies and teams. He is a strong business development professional, skilled in SAAS, Mobile Advertising, Mobile Content, E-commerce, and Venture Capital. Mr. Shankar has and does serve boards of both public and private companies. Gowri also sits on the board of the TIE group in Seattle and hosts the podcast from Startup to Exit. Our other director Venu Aravamudan has 30+ years of experience as a software engineering and products leader delivering leading edge offerings for enterprise customers. He was most recently SVP of Engineering for Oracle's cloud platform and identity, prior roles have included SVP & GM at F5 Networks where he developed the first generation of F5's cloud services offerings, General Manager at Amazon/AWS RDS leading cloud database offerings and similar senior roles at Limelight Networks, VMware and Microsoft. Both have done extensive work in developing AI programs for Private and large companies. Our CEO and Chairman of the Board Austen Lambrecht has been running all aspects of the public company including corporate operations, compliance, and accounting for four years. 1606 Corp. has been current and filed required disclosures on time under his leadership. Most recently he spearheaded and was involved in all aspects of signing a PSA to acquire data-center and power assets moving the company in a new exciting direction.

For more information, please visit cbdw.ai.

Industry Information:

Power Assets for Supplying Captive Energy to Data Centers and AI

The global captive power generation market, valued at approximately $227.9 billion in 2025, is projected to reach $310.9 billion by 2030, representing a compound annual growth rate (CAGR) of 6.4%.¹ Within this, the data center power infrastructure market is expected to expand from $20.2 billion in 2024 to $42.4 billion by 2030, growing at a CAGR of 13.2%.²

Driven by the rapid expansion of AI workloads and high-density computing, global data center electricity demand is forecast to more than double, rising from 61.8 GW in 2025 to 134.4 GW by 2030.³ This accelerating demand is fueling investments in captive and on-site power assets - including renewable microgrids, battery storage, and modular generation systems - as operators seek energy security, cost control, and sustainability.

Captive energy systems are increasingly viewed as critical enablers of AI infrastructure, ensuring reliable, low-latency power delivery for compute-intensive operations. As grid congestion and connection delays intensify, these private generation assets offer a strategic advantage for hyperscalers and colocation providers alike. The sector's evolution toward renewable and hybrid energy models presents a long-term growth opportunity for investors focused on infrastructure, clean energy, and digital transformation.⁴

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Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to reliance on unaudited statements, the Company's need for additional funding, the impact of competitive products and services and pricing, the demand for the Company's products and services, and other risks that are detailed from time-to-time in the Company's filings with the SEC. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in the Company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports, and in other documents the Company has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

1606 Contact

Austen Lambrecht

CEO, 1606 Corp.

austen@1606corp.com

cbdw.ai

Sources:

1. Mordor Intelligence - Captive Power Plant Market Report

2. Grand View Research - Data Center Power Market Size & Trends

3. S&P Global - Data Center Grid Power Demand Forecast

4. Deloitte Insights - GenAI Power Consumption and Sustainable Data Centers

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